UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

The Walt Disney Company

(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC
Blackwells Onshore I LLC
Jason Aintabi
Craig Hatkoff
Leah Solivan
Jessica Schell

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

From time to time, Blackwells Capital LLC (“Blackwells”) and/or the other participants in its solicitation may make certain posts regarding the campaign to their respective social media pages, including each of their X (formerly known as Twitter) pages, LinkedIn pages, Instagram pages, Youtube pages and/or Facebook pages. A copy of these posts are attached hereto as Exhibit 1, Exhibit 2, Exhibit 3 and Exhibit 4.

Certain Information Concerning Participants

Blackwells Onshore I LLC, Blackwells Capital LLC, Jason Aintabi, Craig Hatkoff, Jessica Schell and Leah Solivan (collectively, the “Participants”) are participants in the solicitation of proxies from the shareholders of the Company for the 2024 Annual Meeting of Shareholders (the “Annual Meeting”). On February 6, 2024, the Participants filed with the U.S. Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying GREEN Proxy Card in connection with their solicitation of proxies from the shareholders of the Company for the Annual Meeting. ALL SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, publicly available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, when available, upon request. Requests for copies should be directed to Blackwells Onshore I LLC.

Exhibit 1

Nelson Peltz and @TrianManagement want you to believe that their Board involvement in companies delivers outsized market returns.

The data tells a different story.

Analysis by Professor Jeff Sonnenfeld of the Yale Chief Executive Leadership Institute shows that “at least half of the companies who have had Peltz on their Board underperformed the S&P 500 during the entirety of his board tenure”: https://insights.som.yale.edu/insights/activist-investor-nelson-peltzs-track-record-doesn’t-back-up-his-bluster

Disney share price has underperformed over the last few years and its shareholders deserve better returns on their investments.

Blackwells Capital has a vision for the future of Disney and our Board nominees are best suited to help deliver a future that will benefit all Disney shareholders for decades to come.

Learn more: bit.ly/49wYEE9 #thefutureofdisney #disneydeservesthebest

Exhibit 2

Bob Iger is set to retire as Disney CEO in 2026 — and then what? Disney is a legacy institution, and it deserves a solid plan and experienced, capable leadership for the future.

Blackwells’ Board nominees collectively have decades of substantial experience with succession planning. Learn more about our nominees and our vision for #thefutureofdisney: bit.ly/49wYEE9 #disneydeservesthebest

Exhibit 3

Exhibit 4

Why is Dirk Van de Put complimenting Nelson Peltz and Trian Fund Management, L.P. on his board tenure at Mondelēz International?

Mondelēz International's share price significantly underperformed the S&P Global 500 during Mr. Peltz's tenure on its Board.

The Walt Disney Company shareholders deserve leaders that outperform, not underperform!

A transcript of the above video is copied below:

“Fellow Walt Disney shareholder, 2024 is an important and exciting year that will help guide the future of Disney. My firm, Blackwells Capital, has nominated three individuals to serve alongside existing Disney board members in a constructive and collaborative way and use their immense skillsets to enhance the skills and performance of Disney’s board. Another firm, Trian Management, is running a proxy battle of a very different flavor. Trian Management, headed by Nelson Peltz, is running a misguided campaign and one that we believe can be perilous for shareholders. Case in point, this morning, Mr. Peltz released a tweet that appears to be an endorsement by the CEO of Mondelēz, where Mr. Peltz served as a director between 2014 and 2018. We will put that up on the screen for you to read. The issue that we have with this tweet, Mr. Peltz, is that during the time you served on Mondelēz’s board, the share price of Mondelēz went up 27%, while the S&P went up 45%. We don’t understand what kind of endorsement this is, and we honestly wonder if you’re laughing at us, because the Disney investors can do much better than that kind of underperformance moving forward. And, if that’s the best that you have, Mr. Peltz, we call on you to terminate your campaign and endorse the Blackwells nominees.”